Exhibit 3.1

CERTIFICATION OF INCORPORATION

OF

PNA GROUP, INC.

The undersigned, for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:	The name of the corporation (the “Corporation”) is: PNA GROUP, INC.

SECOND:	(a) The address of the registered office of the Corporation in the State of Delaware is: Corporation Trust Center 1209 Orange Street City of Wilmington County of New Castle Delaware 19801

(b) The name of the Corporation’s registered agent at the address of its registered office is: The Corporation Trust Company

THIRD:	The nature of the business of the corporation and the purposes to be conducted and promoted by the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to conduct its business, promote its purposes and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all States of the United States of America, in the District of Columbia, and in any or all commonwealths, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States of America and in foreign countries.

FOURTH:	(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock with a par value of One Dollar ($1.00) per share, each share of which shall have voting rights (hereinafter referred to as “Common Stock”).

(b) At all times, each holder of Common Stock of the Corporation shall be entitled to one vote for each share of Common Stock standing in the name of such stockholder on the books of the Corporation.

FIFTH:	The name and address of the incorporator are as follows: Michael L. Smit, Esq. c/o Preussag North America, Inc. 400 Northridge Road Suite 850 Atlanta, Georgia 30350

SIXTH:	The number of Directors of the Corporation shall be determined by and provided for in the manner set forth in the Bylaws of the Corporation, but shall not at any time be less than one (l), or such other minimum number as may from time to time be prescribed by the laws of the State of Delaware.

SEVENTH:	The Corporation shall have perpetual existence.

EIGHTH:	The private property or assets of the stockholders of the Corporation shall not be subject to the payment of debts of the Corporation to any extent.

NINTH:	The provisions for the regulation of the internal affairs of the Corporation shall be stated in the Bylaws of the Corporation, as they may be amended from time to time.

TENTH:	(a) Subject to any contrary or limiting provision of the statutes of Delaware, the Corporation’s books may be kept outside the State of Delaware or at such place or places as may be designated from time to time by the Corporation’s Board of Directors or in the Corporation’s Bylaws.

(b) Elections of the Corporation’s Directors need not be by written ballot unless the Corporation’s Bylaws so provide.

ELEVENTH:

The Corporation reserves the right to amend, alter, change, or repeal any provision of this Certificate of Incorporation, in the manner now or subsequently prescribed by statute. All rights, powers, privileges and discretionary authority granted or conferred upon stockholders or Directors in this Certificate of Incorporation are granted subject to this reservation.

TWELFTH:

Subject to any contrary or limiting provisions of the statutes of the State of Delaware, this Certificate of Incorporation, or the Bylaws of the Corporation, the Board of Directors shall be authorized to adopt, amend or repeal the Bylaws of the Corporation and to exercise any and all powers and privileges and to do any and all acts and things as may be exercised or done by the Corporation. However, no amendment or repeal of any valid Bylaws shall invalidate any prior valid action of the Board of Directors.

THIRTEENTH:

The Corporation, to the fullest extent now or hereafter permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, shall indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by applicable law, and the indemnification provided for in this Article Thirteenth shall not be deemed exclusive of any other rights which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of their heirs, executors and administrators of such a person. Subject to the conditions provided for in the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time, the Corporation may pay in advance the expenses incurred by a party seeking indemnification in connection with the preparation for or defense of any action, suit or proceeding.

In addition, in accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Corporation does hereby eliminate the personal liability of a Director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that such liability of a Director shall not be eliminated (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the Director derived an improper personal benefit. The determination as to whether a Director has engaged in the conduct described in (i) through (iv) above shall be made either by the Board of Directors of the Corporation by a majority vote of a quorum of disinterested Directors or by a majority vote of Stockholders, as determined by the Board of Directors of the Corporation.

Unless required by law, no reduction or elimination of the indemnity provisions of this Article Thirteenth shall be applied retroactively with respect to any person covered hereunder.

By executing this Certificate of Incorporation, I hereby declare and certify that this is my act and deed and the facts stated in this Certificate of Incorporation are true.

Dated: April 11, 2003	/s/ Michael L. Smit
Michael L. Smit, Incorporator